Hudson's Grill of America, Inc.            For Immediate Release
16970 Dallas Parkway                    Contact: Thomas A. Sacco
Suite # 402                              Telephone: 214-931-9237
Dallas,Texas 75248-1928           e-mail: sacco@hudsonsgrill.com

              Hudson's Grill Announces Two More New
                      Franchise Commitments

Friday, August 23rd, 1996


Dallas, TX - Two additional signed franchise contracts were announced today by Hudson's Grill of America, Inc., from their corporate offices, based in Dallas, Texas. The Company announced that one new Hudson's Grill restaurant recently opened, and another new Hudson's Grill restaurant is under construction.

David L. Osborn, president of Hudson's Grill of America, released the following information. "We're pleased to announce that Walter De La Cruz, president, and Kent Wilks, vice president operations, both principals in FUN Remco, opened another Hudson's Grill restaurant on July 22nd. The newest Hudson'sGrill restaurant made its debut in the City of Fullerton, in Orange County, California, on Orangethorpe Ave., between Harbor Blvd. and Lemon Ave. This opening is the third Hudson's Grill restaurant for their company in 1996.

Mr. De La Cruz selected this location in Orange County because of the major commitment to the redevelopment of this area by the City of Fullerton, Orange County, and the numerous merchants and landlords in the trading area. The restaurant location has very good visibility, high traffic counts in and around the restaurant location, and it is in close proximity to the University of California Fullerton, a natural draw for a Hudson's Grill. Mr. De La Cruz continues to pursue additional Hudson's Grill restaurant sites, not only in Los Angeles and Orange County, but throughout the State of California as well. FUN Remco operates two other Hudson's Grill restaurants in Southern California, one in Whittier, and another in Thousand Oaks.

Thomas A. Sacco, senior vice president of Hudson's Grill of America, also announced that George Thomas, a businessman from the Santa Clarita/Valencia, California area, who has been working very closely with Hudson's Grill for the past twelve months, has recently signed a franchise agreement and begun construction on a new Hudson's Grill. Mr. Thomas' Hudson's Grill restaurant will be a freestanding location, on a pad site of a new shopping center development called Solemint Junction, in the City of Santa Clarita, Los Angeles County, in Southern California. The new Santa Clarita Hudson's Grill, on Soledad Canyon Road, is scheduled to open in early 1997.


Hudson's Grill of America, Inc., is celebrating it's 10th year of operation, and is publicly traded on NASDAQ under the symbol HDSG.




                            Exhibit A